COST-U-LESS, INC.
                            EXECUTIVE SEVERANCE PLAN

     Cost-U-Less, Inc., a Washington corporation (the "Company") has adopted this Executive Severance Plan (the "Plan"), effective as of April 17, 2003, for the benefit of certain key employees of the Company.

     The Company considers it essential to the best interests of its shareholders to take reasonable steps to retain its key management personnel. Further, the Board of Directors of the Company (the "Board") recognizes that the uncertainty and questions which might arise among management in the context of a Change of Control of the Company could result in the departure or distraction of management personnel to the detriment of the Company and its shareholders.

     The Board has determined, therefore, that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of its members of management of the Company to their assigned duties without distraction in the face of potentially disturbing circumstances arising from any possible Change of Control of the Company.

     The Company hereby adopts this Executive Severance Plan for the benefit of its employees who are eligible as provided in the Plan.

Section 1. Definitions.

          1.1 "Accounting Firm" shall mean Deloitte & Touche, LLP or, if such firm is unable or unwilling to perform the calculations required under this Plan, such other national accounting firm as shall be designated by agreement between the Participant to whom Section 4.1 applies and the Company.

          1.2 "Base Salary" means the Participant's annual base salary as in effect during the last regularly scheduled payroll period immediately preceding such Participant's Termination Date. Base Salary does not include any bonuses, commissions, fringe benefits, overtime, car allowances, other irregular payments or any other compensation except base salary.

          1.3 "Cause" shall mean any of the following:

               (a) The Employee's theft, dishonesty, misconduct or intentional falsification of any employment or Company records;

               (b) The Employee's intentional and improper disclosure or use of the Company's confidential or proprietary information;

               (c) Any action by the Employee that has a material detrimental effect on the Company's reputation or business;

               (d) The Employee's failure or inability to perform any assigned duty reasonably expected of a person holding the Employee's position after written notice from the Board to the Employee of, and a reasonable opportunity to cure, such failure or inability; or

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               (e) The Employee's conviction (including any plea of guilty or nolo contendere) for any criminal act that impairs the Employee's ability to perform his duties for the Company.

          1.4 "Change in Control" shall mean the occurrence of either of the following events:

               (a) Any "person' (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total combined voting power represented by the Company's then outstanding voting securities; or

               (b) (A) a merger or consolidation of the Company with any other corporation or other business entity, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or parent thereof) more than fifty percent (50%) of the total combined voting power represented by the voting securities of the Company or such surviving or parent entity outstanding immediately after such merger or consolidation; or (B) the complete liquidation of the Company; or (C) the sale or disposition by the Company of all or substantially all the Company's assets.

          1.5 "Code" shall mean the Internal Revenue Code of 1986, as amended, and any successor provisions thereto.

          1.6 "Common Stock" shall mean the common stock of the Company.

          1.7 "Company" means Cost-U-Less, Inc., and, except in determining under Section 1.4 hereof whether or not any Change of Control has occurred, shall include any successor to its business and/or assets.

          1.8 "Disability" shall mean a Participant's (a) incapacity due to physical or mental illness which causes such Participant's absence from the full-time performance of his or her duties with the Company for six (6) consecutive months and (b) such Participant's failure to return to full-time performance of his or her duties for the Company within thirty (30) days after written Notice of Termination due to Disability is given to a Participant. Any question as to the existence of Disability upon which a Participant and the Company cannot agree shall be determined by a qualified independent physician selected by the Participant (or, if such Participant is not able to select a physician, such selection shall be made by any adult member of the Participant's immediate family), and approved by the Company. The determination of such physician made in writing to the Company shall be final and conclusive for all purposes of this Plan.

          1.9 "Effective Date" means April 17, 2003.

          1.10 "Equity Awards" shall mean options, restricted stock, bonus stock or other grants or awards which consist of, or relate to, equity securities of the Company and which have been granted to Participant's under the Equity Plans. For purposes of this Plan, Equity Awards shall also include any securities acquired upon the exercise of an option, warrant or similar right that constitutes an Equity Award.

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          1.11 "Equity Plans" shall mean the Cost-U-Less, Inc. Amended and
Restated 1989 Stock Option Plan, the Cost-U-Less 1998 Stock Incentive Compensation Plan and any other equity-based incentive plan or arrangement adopted by the Company and any future equity-based incentive plan or arrangement adopted by the Company, but shall not include any plan intended to be qualified under Section 423 of the Code.

          1.12 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          1.13 "Good Reason" shall mean a Participant's resignation of employment as a result of any of the following:

               (a) Without the Employee's express written consent, the assignment to the Employee of any significant duties or the significant reduction of the Employee's duties, either of which is materially inconsistent with the Employee's position with the Company and responsibilities in effect immediately prior to such assignment, or the removal of the Employee from such position and responsibilities, which is not effected for death, Disability or for Cause;

               (b) Without the Employee's express written consent, any reduction by the Company in an amount greater than 10% in the base salary and/or or maximum incentive bonus (subject, however, to satisfaction of applicable goals with respect to the actual amount of incentive bonus earned) as in effect immediately prior to such reduction, other than a reduction applied generally to executive officers of the Company;

               (c) Without the Employee's express written consent, any reduction by the Company in the kind or level of employee benefits to which the Employee is entitled immediately prior to such reduction, other than a reduction applied generally to executive officers of the Company;

               (d) Without the Employee's express written consent, the relocation of the Employee to a facility or a location more than 40 miles from the Employee's then present location, without the Employee's express written consent; or

               (e) The failure of the Company to obtain the assumption of the terms of this Agreement by any successors contemplated in Section 8 below, provided, however, that the Employee's resignation as a result of any of the foregoing conditions shall be a voluntary resignation, and not an involuntary termination, unless the Employee gives written notice of any such condition(s) to the Board and allows the Company at least 10 days thereafter to correct such condition(s).

          1.14 "Group I Participant" shall mean the Chief Executive Officer, Chief Financial Officer and Chief Operating Officer of the Company.

          1.15 "Group II Participant" shall mean each senior management-level employee of a Company who on the Change of Control Date, is classified as a Vice President of the Company.

          1.16 "Involuntary Termination" shall mean (i) a Participant's involuntary termination of employment with the Company other than for death, Disability or Cause or (ii) a Participant's resignation of employment with the Company for Good Reason.

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          1.17 "Participant" shall mean, each Group I Participant and each Group
II Participant.

          1.18 "Plan" means this Cost-U-Less, Inc. Executive Severance Plan.

          1.19 "Plan Administrator" means the Company or such committee as appointed by the Board of Directors of the Company.

          1.20 "Plan Year" means the calendar year and the last day of such year is December 31.

          1.21 "Severance Benefits" means those benefits provided to a Participant under this Plan on account of a Change of Control, as determined in accordance with Section 2 after the execution of a release of claims as required by Section 3.

          1.22 "Termination Date" means the date of a Participant's termination of employment with the Company as determined in accordance with Section 3.6.

          1.23 "Year of Service" shall mean each period of twelve
(12)-consecutive months of employment with the Company during which a Participant is in active status as a regularly-paid employee of the Company.

Section 2. Severance Benefits. In the event of a Participant's Involuntary Termination in connection with or within twelve (12) months following a Change in Control (the "Term"), the terminated Participant shall be entitled to the following:

          2.1 Payment of Wages and Accrued Vacation. The Company shall pay to such terminated Participant within five (5) days of the date of such Involuntary Termination the full amount of any earned but unpaid Base Salary through the Termination Date at the rate in effect at the time of the Notice of Termination, plus a cash payment (calculated on the basis of such Participant's Base Salary) for all unused vacation time which such Participant may have accrued as of the Termination Date.

          2.2 Severance Benefits. Subject to execution of a release of claims as described in Section 3 below, the terminated Participant will receive severance pay according to the following schedule:

               (a) if the Participant is a Group I Participant, the Participant will receive a lump sum payment equal to twelve (12) months of the Participant's Base Salary payable within thirty (30) days following the date such terminated Participant executes the release described in Section 3 (or on the Termination Date, if later).

               (b) if the Participant is a Group II Participant, the Participant will receive a severance payment equal to one month of Base Salary for each Year of Service, payable in one lump sum, up to a maximum of twelve (12) months and not less than six (6) months.

               (c) This severance payment shall be in lieu of any other cash severance payments which such terminated Participant is entitled to receive under any other severance pay and/or retention plan or arrangement sponsored by any Company.


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          2.3 Vesting and Exercise of Equity Awards. Subject to execution of a release of claims as described in Section 3 below, and notwithstanding anything to the contrary contained in an applicable Equity Award, all Equity Awards granted to a terminated Participant under the Equity Plans (except performance share unit awards, which shall continue to be governed by their current terms) shall vest in full and become exercisable, upon the Participant's Involuntary Termination during the Term. Notwithstanding anything in this Plan to the contrary, in no event shall the vesting and exercisability provisions applicable to a terminated Participant under the terms of an Equity Award be less favorable to such Participant than the terms and provisions of such awards in effect on the Change of Control Date.

          2.4 Benefits Continuation. Subject to execution of a release of claims as described in Section 3 below, and subject to the terminated Participant and/or his or her eligible dependents electing continued medical insurance coverage in accordance with the applicable provisions of federal law (commonly referred to as "COBRA"), the Company shall pay the terminated Participant's COBRA premiums for a period of: (a) twelve (12) months, if the Participant is a Group I Participant, or (b) for one month for each Year of Service, up to a maximum of twelve (12) months and not less than six (6) months, if the Participant is a Group II Participant. If the terminated Participant's medical coverage immediately prior to the Termination Date included the terminated Participant's dependents, the Company paid COBRA premiums shall include the premiums necessary for such dependents as have elected COBRA coverage. Notwithstanding the above, in the event the terminated Participant becomes covered under another employer's group health plan during the period provided in this Section 2.4, the Company shall cease payment of the COBRA premiums.

          2.5 Other Benefit Plans. A terminated Participant's participation and rights in other benefit plans as may be provided by the Company at the time of his/her Involuntary Termination shall be governed solely by the terms and conditions of such plans, if any.

          2.6 No Mitigation or Offset. A terminated Participant shall not be required to mitigate the amount of any payment provided for in this Plan by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Plan be reduced by any compensation earned by such a terminated Participant as the result of employment by another employer or by retirement benefits paid by the Company or another employer after the Termination Date or otherwise.

          2.7 Withholding. Amounts paid to a Participant hereunder shall be subject to all applicable federal, state and local withholding taxes.

          2.8 Waiver of Any Other Participating Company Retention/Severance Agreement. A terminated Participant may elect, in his or her sole discretion, to waive each and every prior retention and/or severance agreement entered into between a Participating Company and such terminated Participant in order to participate and receive the Severance Benefits provided under this Plan. Such waiver shall be in writing in such form as may reasonably be specified by the Company.

Section 3. Release of Claims. No Severance Benefits shall be paid to a Participant under this Plan unless and until the Participant shall, in consideration of the payment of such Severance Benefits, execute a release of claims in a form satisfactory to the Company; provided, however, that such release shall not apply to any right a Participant may have to be indemnified by the Company.


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Section 4. Limitation on Payment of Benefits.

          4.1 Parachute Payments. In the event that it is determined by the Accounting Firm that any amount payable to a Participant under this Plan, alone or when aggregated with any other amount payable or benefit provided to such Participant pursuant to any other plan or arrangement of the Company, would constitute an "excess parachute payment" within the meaning of Section 280G of the Code, then the aggregate present value of all such payments and benefits shall be reduced to the amount, expressed as a present value, which, as determined by the Accounting Firm, maximizes the aggregate present value of the payments without causing any payment to be nondeductible by the Company under
Section 280G of the Code.

          4.2 Non-Duplication of Benefits. Notwithstanding any other provision in the Plan to the contrary, the benefits provided hereunder shall be in lieu of any other severance plan and/or retention agreement benefits provided by any Company and the Severance Benefits and other benefits provided under this Plan shall be reduced by any severance paid or provided to a Participant by a Company under any other plan or arrangement.

          4.3 Indebtedness of Participant. If a Participant is indebted to the Company at his or her Termination Date, the Company reserves the right to offset any benefits under this Plan by the amount of such indebtedness.

Section 5. Plan Administration, Amendment and Termination.

          5.1 Plan Administration. As the Plan Administrator, the Company shall have all powers necessary to enable it properly to carry out its duties with respect to the complete control of the administration of the Plan. Not in limitation, but in amplification of the foregoing, the Company shall have the power and authority in its discretion to:

               (a) construe the Plan to determine all questions that shall arise as to interpretations of the Plan's provisions, including determination of which individuals are eligible for Severance Benefits, the amount of Severance Benefits to which any employee may be entitled, the determination of which type of Participant any individual is (i.e., Group I Participant or Group II Participant) and all other matters pertaining to the Plan

               (b) Adopt amendments to the Plan document which are deemed necessary or desirable bring these documents into compliance with all applicable laws and regulations.

          5.2 Decisions of the Plan Administrator. Decisions of the Plan Administrator shall be final, conclusive and binding upon all persons, including Participants and their legal representatives.

          5.3 Plan Amendment. The Plan may be amended by the Company (i) for the purposes specified in Section 5.1, (ii) to increase the amount and/or type of Severance Benefits provided by the Plan, and (iii) to extend the Plan termination date as provided in Section 5.4. Except as otherwise provided in this Section 5.4 the Plan may not be amended prior to its termination.

          5.4 Plan Termination. This Plan shall terminate automatically five (5) years from the Effective Date unless extended by the Company or unless a Change of Control shall have

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occurred prior thereto, in which case the Plan shall terminate following the later of the date which is at least twelve (12) months after the occurrence of a Change of Control or the payment of all Severance Benefits due under the Plan.

Section 6. Claims for Benefits. Any person who believes he or she is entitled to benefits under this Plan may submit a claim for benefits. The claim must be in writing and should state the claimant's reasons for claiming these benefits. The claims should be sent to the Plan Administrator. If the claim is denied, in whole or in part, written notice of the denial will be provided within ninety
(90) days of initial receipt of the claim. Such notice will include an explanation of the factors on which the denial is based and what, if any, additional information is needed to support the claim. Further review of the claim may be obtained by filing a written request for review. An individual whose claim for benefits is denied may file a request for review with the Plan Administrator within sixty (60) days. After receiving a request for review, the Plan Administrator will render a final decision within sixty (60) days, unless circumstances require an extension of an additional sixty (60) days for the review. In this case, the Plan Administrator will notify the claimant in writing of the need for an extension. The Plan Administrator's decision will be in writing, setting forth the specific reasons for the decision, as well as specific references to the Plan provisions upon which the decision is based.

Section 7. Miscellaneous.

          7.1 No Contract of Employment. Nothing in this Plan shall be construed as giving any Participant any right to be retained in the employ of the Company or shall affect the terms and conditions of a Participant's employment with the Company prior to the commencement of the Term.

          7.2 ERISA Plan. This Plan is intended to be (a) an employee welfare plan as defined in Section 3(1) of ERISA and (b) a "top-hat" plan maintained for the benefit of a select group of management or highly compensated employees of the Company.

          7.3 Source of Payments. All payments provided under this Plan, other than payments made pursuant to any other Company employee benefit plan which provides otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets made, to assure payment. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

          7.4 Nonalienation of Benefits. No benefit under the Plan may be assigned, transferred, pledged as security for indebtedness or otherwise encumbered by any Participant or subject to any legal process for the payment of any claim against a Participant.

          7.5 Validity. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect.

          7.6 Headings. The headings contained in this Plan are intended solely for convenience of reference and shall not affect the rights of the parties to this Plan.

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          7.7 Governing Law. This Plan shall be governed by and construed in accordance with the laws of the State of Washington to the extent such laws are not preempted by ERISA.

Section 8. Successors; Binding Agreement.

          8.1 Assumption by Successor. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform the obligations under this Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder. As used in this Section 8, the "Company" shall include the Company as defined in Section
1.7 and any successor to its business and/or assets which assumes and agrees to perform the obligations arising under this Plan by operation of law or otherwise.

          8.2 Enforceability; Beneficiaries. This Plan shall be binding upon and inure to the benefit of each Participant (and such Participant's personal representatives and heirs) and the Company and any organization which succeeds to substantially all of the business or assets of the Company, whether by means of merger, consolidation, acquisition of all or substantially all of the assets of the Company or otherwise, including, without limitation, as a result of a Change of Control or by operation of law. This Plan shall inure to the benefit of and be enforceable by each Participant' personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If a Participant should die while any amount would still be payable hereunder if such Participant had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Plan to such Participant's devisee, legatee or other designee or, if there is no such designee, to such Participant's estate.


                                     COST-U-LESS, INC.


Dated: April ___, 2003               _________________________________

                                     By: J. Jeffrey Meder
                                     Its:  President and Chief Executive Officer